Exhibit (a)(5)(I)

RPX CORPORATION

NOTICE TO HOLDERS OF

OUTSTANDING EQUITY AWARDS

REGARDING TREATMENT OF EQUITY AWARDS IN MERGER

June 13, 2018

On April 30, 2018, RPX Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Riptide Parent, LLC (“Parent”) and Riptide Purchaser, Inc. (“Purchaser”), a wholly owned subsidiary of Parent (both Parent and Purchaser are beneficially owned by funds affiliated with HGGC, LLC, a private equity firm (“HGGC”)), which, if consummated, will result in the merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”) and the Company will become a portfolio company of HGGC and its affiliates.

Pursuant to the Merger Agreement, Purchaser commenced a cash tender offer on May 21, 2018 to acquire all of the outstanding shares of common stock of the Company, $0.0001 par value per share (the “Company Common Stock”), at a price per share of Company Common Stock of $10.50 net to the seller in cash, without interest (such offer, as it may be amended from time to time in accordance with the Merger Agreement, the “Offer,” and such amount of consideration or any greater amount per share that may be paid pursuant to the Offer, the “Offer Price”), subject to any applicable withholding taxes. The terms and conditions of the Offer are contained in the Tender Offer Statement (Schedule TO, as amended) and the Solicitation/Recommendation Statement (Schedule 14D-9), which you can access on the SEC’s website at www.sec.gov.

The terms and conditions of the Merger are contained in the Merger Agreement, which you can access on the SEC’s website at www.sec.gov. We expect the Merger to be completed in the second quarter of 2018. While neither the Company nor HGGC can predict the actual date on which the Merger will be completed, the Offer is expected to expire at one minute after 11:59 p.m., New York City time, on June 18, 2018. Until the Offer and Merger are complete, the Company will continue to operate on a stand-alone basis as it has in the past.

You are receiving this letter because you hold stock options (“Options”), restricted stock units which vest solely based on time (“RSUs”), and/or performance stock units, which vest in whole or in part based on the achievement of performance targets (“PSUs”), in respect of Company Common Stock, as applicable, (collectively, “Equity Awards”), which were granted pursuant to the RPX Corporation 2011 Equity Incentive Plan or the RPX Corporation 2008 Stock Plan, as amended, and, in each case, the applicable award agreement(s) thereunder. We would like to take a moment to inform you about how your Equity Awards will be treated in connection with the Merger. A summary of your outstanding Equity Awards is attached to this Notice as Appendix A.

Treatment of Options in the Merger

In-the-Money Options. Pursuant to the Merger Agreement, at the closing of the Merger (the “Closing”), each Option that is outstanding immediately prior to the Closing, whether vested or unvested, that has a per-share exercise price which is less than the Offer Price of $10.50 per share will be cancelled and converted into the right to receive a cash payment in an amount equal to the product of (i) the excess of $10.50 per share over the applicable exercise price per share of such Option, multiplied by (ii) the total number of shares of Company Common Stock underlying such Option, without interest and subject to any applicable withholding taxes, payable within five days of the date of Closing.

Out-of-the-Money Options. Pursuant to the Merger Agreement, each Option that is outstanding immediately prior to the closing of the Merger, whether vested or unvested, that has a per-share exercise price which is equal to or greater than the Offer Price of $10.50 per share will be automatically cancelled for no consideration on the date of Closing.

Treatment of RSUs in the Merger

Vested RSUs. Pursuant to the Merger Agreement, at the Closing, all RSUs that are outstanding and vested immediately prior to the Closing will be canceled and converted into the right to receive a cash payment in an amount equal to the product of (i) the Offer Price of $10.50 per share and (ii) the total number of shares of Company Common Stock underlying such RSUs, without interest and subject to any applicable withholding taxes, payable within five days of the date of Closing.

Unvested RSUs. Pursuant to the Merger Agreement, at the Closing, all RSUs that are outstanding and unvested immediately prior to the Closing will be assumed and substituted by Parent (each, a “Substitute RSU”). Each Substitute RSU will continue to have, and be subject to, the same terms and conditions (including with respect to vesting, settlement and forfeiture terms and accelerated vesting on specific terminations of employment, to the extent applicable) as are in effect immediately prior to the Closing, except for certain necessary administrative or ministerial changes that are not materially detrimental to the holder of the Substitute RSUs. Upon the vesting and settlement of each Substitute RSU, the holder will be entitled to receive a cash payment in an amount equal to the product of (i) the Offer Price of $10.50 per share and (ii) the number of shares of Company Common Stock underlying the assumed RSU that would have become vested under its terms, without interest and subject to any applicable withholding taxes, payable at the same time as the assumed RSU would have been settled pursuant to its terms.

Treatment of PSUs in the Merger

Vested PSUs. Pursuant to the Merger Agreement, at the Closing, all PSUs that are outstanding and vested immediately prior to the Closing will be canceled and converted into the right to receive a cash payment in an amount equal to the product of (i) the Offer Price of $10.50 per share and (ii) the total number of shares of Company Common Stock underlying such PSUs, without interest and subject to any applicable withholding taxes, payable within five days of the date of Closing.

Unvested PSUs. Pursuant to the Merger Agreement, at the Closing, all PSUs that are outstanding and unvested immediately prior to the Closing will be assumed and substituted by Parent (each, a “Substitute PSU”). Each Substitute PSU will continue to have, and be subject to, the same terms and conditions (including with respect to vesting, settlement and forfeiture terms and accelerated vesting on specific terminations of employment, to the extent applicable) as are in effect immediately prior to the Closing, except (i) that any performance-based vesting condition that applied to the PSU will be treated as having been attained at target achievement levels, so that the PSU will remain subject to the time-based vesting requirements in effect for the PSU immediately prior to the Closing and (ii) for certain necessary administrative or ministerial changes that are not materially detrimental to the holder of the Substitute PSUs. Upon the vesting and settlement of each Substitute PSU, the holder will be entitled to receive a cash payment in an amount equal to the product of (i) the Offer Price of $10.50 per share and (ii) the number of shares of Company Common Stock underlying the assumed PSU that would have become vested under its terms, without interest and subject to any applicable withholding taxes, payable at the same time as the assumed PSU would have been settled pursuant to its terms.

Exercise of Options Prior to the Merger

If you hold Options, you may elect to exercise the vested portion of your Options prior to the Closing and participate in the Merger as a shareholder of the Company. If you wish to exercise the vested portion of your Options, you must complete such exercise no later than 8:00 p.m., New York Time, on June 15, 2018 (the “Exercise Deadline”).

General U.S. Federal Income Tax Consequences

The following is a general summary of certain U.S. federal tax considerations associated with the treatment of the Equity Awards in the connection with the Merger. The summary is based on applicable tax laws now in effect, all of which are subject to change, possibly with retroactive effect. The summary below does not purport to address the tax considerations that may be relevant to holders of Equity Awards who may be subject to special treatment under U.S. federal income tax law, such as individuals who are not U.S. persons for U.S. federal tax purposes. Furthermore, the summary does not address any tax consequences under the laws of any state, local or foreign jurisdiction or any U.S. alternative minimum tax considerations. You should consult your own tax advisor with respect to any state, local and non-U.S. tax considerations or relevant U.S. federal tax implications of the Merger with respect to your Equity Awards.

Substitution of Unvested RSUs and Unvested PSUs with Deferred Cash Payment. At the Closing, each unvested RSU or unvested PSU held immediately prior to the Closing will be assumed by Parent and substituted with the right to receive cash payments in respect thereof, subject to satisfaction of the applicable time-based vesting condition that applied to the assumed RSU or assumed PSU, respectively, and payable at the same time as the assumed RSU or assumed PSU, respectively, would have been settled pursuant to its terms, as described above. You generally will recognize ordinary income upon your receipt of the cash consideration paid upon settlement of the Substitute RSU or the Substitute PSU equal to the product of (i) the Offer Price of $10.50 per share and (ii) the number of shares of Company Common Stock underlying the assumed RSU or assumed PSU, respectively, that would have become vested and settled under its terms. Such income will constitute wages, reportable and taxable at ordinary income rates and will be subject to collection of applicable federal and state income and employment tax withholdings if you received your assumed RSUs or assumed PSUs in connection with your services as an employee. If you received your assumed RSUs or assumed PSUs in connection with your services as a consultant or a director, the compensation you recognize will not be subject to tax withholdings, but will be subject to income and self-employment taxes, which you will be responsible for paying.

Cancellation of In-the-Money Options in Exchange for Cash Payment. At the Closing, each in-the-money Option held immediately prior to the Closing will be cancelled and converted into the right to receive a cash payment as described above. You generally will recognize ordinary income equal to the product of (i) the excess of $10.50 per share over the applicable exercise price per share of such Option, multiplied by (ii) the total number of shares of Company Common Stock underlying such Option (both the vested and unvested portions of the Option). Such income will constitute wages, reportable and taxable at ordinary income rates and will be subject to collection of applicable federal and state income and employment tax withholdings if you received your Options in connection with your services as an employee. If you received your Options in connection with your services as a consultant or a director, the compensation you recognize will not be subject to tax withholdings, but will be subject to income and self-employment taxes, which you will be responsible for paying.

Exercise of Vested Options. The U.S. federal tax consequences associated with the exercise of any vested Option prior to the Merger depends on whether the Option is classified as an incentive stock option (within the meaning of Section 422 of the Internal Revenue Code) or a nonqualified stock option. Your option agreement will specify whether or not the Option is an incentive stock option.

•	Exercise of Vested Nonqualified Stock Options. To the extent that, on or prior to the Exercise Deadline, you exercise a vested Option that is a nonqualified stock option, you generally will recognize ordinary income in an amount equal to the difference between the fair market value of the shares of Company common stock on the exercise date and the aggregate exercise price paid (the “Option Spread”). If you received your Options in connection with your services as an employee, such ordinary income generally is subject to applicable federal and state income and employment tax withholdings.

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Exercise of Vested Incentive Stock Options. To the extent that, on or prior to the Exercise Deadline, you exercise a vested Option that is an incentive stock option, your receipt of the cash consideration in connection with the Merger in respect of the shares of Company Common Stock acquired upon such exercise will be considered a disqualifying disposition. Upon a disqualifying disposition, you generally will recognize ordinary income equal to the Option Spread. Such income will constitute wages, reportable and taxable at ordinary income rates, but will not be subject to collection of applicable federal and state income and employment tax withholdings (nor will it be subject to any federal employment taxes such as OASDI (social security) or Medicare taxes). Any amount per share realized on the disqualifying disposition in excess of the value of the fair market value of a share of Company Common Stock on the date of exercise will generally be short-term capital gain.

Cancellation of Vested RSUs and Vested PSUs in Exchange for Cash Payment. At the Closing, each vested RSU or vested PSU held immediately prior to the Closing will be cancelled and converted into the right to receive a cash payment as described above. You generally will recognize ordinary income equal to the product of (i) the Offer Price of $10.50 per share and (ii) the total number of shares of Company Common Stock underlying such RSUs or PSUs, respectively. Such income will constitute wages, reportable and taxable at ordinary income rates and will be subject to collection of applicable federal and state income and employment tax withholdings if you received your RSUs or PSUs in connection with your services as an employee. If you received your RSUs or PSUs in connection with your services as a consultant or a director, the compensation you recognize will not be subject to tax withholdings, but will be subject to income and self-employment taxes, which you will be responsible for paying.

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Nothing in this notice shall confer upon you any right to receive any payment, benefit or amount with respect to your Equity Awards if the contemplated Merger is not consummated for any reason, in which case, your Equity Awards will continue to be governed by the respective plan and award agreement and this notice will be of no further force or effect.

If you have any questions about this notice, please contact Emily Gavin, General Counsel, at egavin@rpxcorp.com or 415.418.2545.

Notice to Investors and Security Holders

This communication is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy the shares of common stock of the Company has been made pursuant to a Tender Offer Statement on Schedule TO, containing an offer to purchase, letter of transmittal and related materials, that affiliates of HGGC, Parent and Purchaser filed on May 21, 2018 with the SEC. Also on May 21, 2018, the Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents, each as amended) and the Solicitation/Recommendation Statement, as amended, contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. The Company, Parent and Purchaser have filed or will file other relevant materials in connection with the proposed acquisition of the Company by Purchaser pursuant to the terms of the Merger Agreement. The Company, Purchaser and Parent have mailed or intend to mail these documents to the stockholders of the Company. All of the tender offer materials (and all other materials filed by the Company with the SEC) are available free of charge from the SEC through its website at www.sec.gov.

INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT OF THE COMPANY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER OR WHETHER TO TENDER THEIR SHARES OF THE COMPANY PURSUANT TO THE OFFER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION (INCLUDING THE TERMS AND CONDITIONS OF THE OFFER AND THE PARTIES THERETO).